Exhibit 3.1
COINBASE GLOBAL, INC.
CERTIFICATE OF FORMATION

Coinbase Global, Inc., a Texas corporation (the “Corporation”), hereby certifies as follows:
A.Coinbase Global, Inc., a Delaware corporation (the “Delaware Corporation”), with its initial mailing address at One Madison Avenue, Suite 2400, New York, New York 10010, was originally incorporated on January 27, 2014.
B.The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Coinbase Global, Inc.” on December 15, 2025, pursuant to a plan of conversion, under which the Delaware Corporation converted into the Corporation.
ARTICLE I: NAME
The name of this corporation is Coinbase Global, Inc.
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the registered office of the Corporation in the State of Texas is 1999 Bryan St #900, Dallas, Texas 75201 and the name of the registered agent of the Corporation in the State of Texas at such address is CT Corporation System.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Organizations Code of the State of Texas (the “TBOC”).
ARTICLE IV: AUTHORIZED STOCK
1.Total Authorized.
1.1The total number of shares of all classes of stock that the Corporation has authority to issue is 11,500,000,000 shares, consisting of four classes: 10,000,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”); 500,000,000 shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”); 500,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”); and 500,000,000 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”).
1.2The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, and no vote of the holders of the Class A Common Stock or Class B Common Stock (or, unless otherwise set forth in the applicable Certificate of Designation, any class of Common Stock or Preferred Stock) voting separately as a class shall be required therefor.
2.Common Stock and Preferred Stock.
2.1The Corporation’s Board of Directors (“Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Texas, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Common Stock or Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Texas (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Common Stock or Preferred Stock, as applicable) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. Notwithstanding the first sentence of this Section 2.1 of Article IV, during the period commencing immediately following a Staggered Board Start Date and ending upon the next Staggered Board End Date (each as defined below), any filing of a Certificate of Designation providing for the authorization of shares of Common Stock or Preferred Stock entitling the holder of such shares to the right to more than one (1) vote per share must be approved by a majority of the directors then in office, which must include the affirmative vote of the Founder (as defined below) as a member of the Board of Directors if (x) the Founder is then serving as a member of the Board of Directors and (y) no Automatic Conversion (as defined below) has occurred. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation.
2.2Except as otherwise expressly provided in any Certificate of Designation designating any series of Common Stock or Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Common Stock or Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of the Class A Common Stock or Class B Common Stock or the holders of Common Stock or Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Class A Common Stock, Class B Common Stock, any series of the Common Stock or Preferred Stock, or any future class or series of capital stock of the Corporation.
3.Rights of Class A Common Stock and Class B Common Stock.
3.1Equal Status. Except as otherwise provided in this Certificate of Formation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
3.2Voting Rights. Except as otherwise expressly provided by this Certificate of Formation or as required by law, the holders of shares of Class A Common Stock and Class B Common Stock (and, except as provided the any applicable Certificate of Designation, the holders of shares of any class of Common Stock or Preferred Stock) shall (a) vote as a single class or series, and separate voting by class or series shall not (except as expressly set forth in Section 3.6 of this Article IV) be required for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction”, (b) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation (including any Certificate of Designation relating to any series of Common Stock or Preferred Stock) that relates solely to the terms of one or more outstanding series of Common Stock or Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any Certificate of Designation relating to any series of Common Stock or Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to twenty (20) votes per share of Class B Common Stock held of record by such holder. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Common Stock or Preferred Stock as specified in this Certificate of Formation or in any Certificate of Designation, and further subject to the Bylaws and the provisions of this Certificate of Formation, the vote of shareholders holding a majority of the voting power of all of the then-outstanding issued and outstanding shares of stock entitled to vote on the matter shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any “fundamental business transaction” and “fundamental action” as defined in the TBOC. When voting as a single class, no class of shares that does not have voting rights shall have any right to participate in such vote.
3.3Dividends and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if (i) such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class or (ii) such disparate dividend or distribution is paid in the form of securities (or the right to receive securities) of another entity, and (a) the holders of Class A Common Stock receive securities entitling the holder thereof to cast one vote per security (or the right to receive such securities, as applicable) and (b) the holders of Class B Common Stock shall receive securities entitling the holder thereof to cast twenty votes per security (or the right to receive such securities, as applicable). The terms of any securities distributed to shareholders pursuant to the preceding clause (ii) shall be substantially identical, other than with respect to voting rights.

3.4Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.5Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Common Stock or Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its shareholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.6Merger or Consolidation. In the case of any distribution or payment made or other consideration paid in respect, or upon conversion or exchange, of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made, or other consideration shall be paid, ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions, payments, or other consideration in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution, payment, or other consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities that a holder of a share of Class B Common Stock receives as part of such merger, consolidation or other transaction upon conversion or in exchange for such holder’s Class B Common Stock shall have twenty times the voting power of any securities that a holder of a share of Class A Common Stock receives as part of such merger, consolidation or other transaction upon conversion or in exchange for such holder’s Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.7Determinations by the Board of Directors. In case of an ambiguity in the application of any provision set forth in this Section 3 of this Article IV or in the meaning of any term or definition set forth in this Section 3 of this Article IV, the Board of Directors, or a committee thereof, shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the shareholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.
ARTICLE V: CLASS B COMMON STOCK CONVERSION
1.Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect (which will be available upon request therefor made to the Secretary), at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.
2.Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest of (i) the date fixed by the Board of Directors that is no less than 61 days and no more than 180 days following the first time after 11:59

p.m. Eastern Time on the Effective Date that (A) the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees is less than (B) 25% of the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees at 11:59 p.m. Eastern Time on the Effective Date, (ii) the date and time specified by (A) the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting separately as a single class, and (B) the affirmative vote of not less than two-thirds (2/3) of the then-serving members of the Board of Directors, which must include the affirmative vote of the Founder as a member of the Board of Directors if either (x) the Founder is then serving as a member of the Board of Directors and the Founder has not been terminated for Cause (as defined below) or resigned (except for Good Reason) (as defined below) from the position of Chief Executive Officer of the Corporation or (y) the Founder has not been removed for Cause or resigned from the position of Chairperson of the Board of Directors or (iii) the date of the Founder’s death or Disability (as defined below), provided, that, in the case of (iii), the date of such automatic conversion may be delayed, but not for a total period of longer than six (6) months, to a date approved by a majority of the Independent Directors then in office (each of the events referred to in (i)-(iii) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the TBOC; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
3.Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
4.Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Formation or the Bylaws, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors or a committee thereof) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock on a one-to-one basis, and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of shareholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders and the classes of shares held by each such shareholder and the number of shares of each class held by such shareholder.
5.Definitions.
(a)“Cause” shall mean the Founder’s conviction of a felony crime involving dishonesty, breach of trust, or physical harm to any person; provided that with respect to any conviction by a tribunal outside of the United States, “Cause” shall not exist if the Founder acted on the advice of legal counsel or in the good faith belief that such action was legal and in the best interests of the Corporation.
(b)“Convertible Security” shall mean any evidences of indebtedness, shares of Common Stock or Preferred Stock or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class B Common Stock, either directly or indirectly.
(c)“Disability” shall mean, with respect to the Founder, the permanent and total disability of the Founder such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the then-serving members of the Board of Directors, including the Founder to the extent the Founder is then serving as a member of the Board of Directors. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection on behalf of the Founder, or in the absence of adult children of the Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds shares of all classes of capital stock of the Corporation having more voting power than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.
(d)“Family Member” shall mean with respect to any natural person who is a Qualified Shareholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Shareholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.
(e)“Founder” shall mean Brian Armstrong.
(f)“Good Reason” shall mean the occurrence of any of the following events or conditions, without the Founder’s express written consent (which consent may be denied, withheld or delayed for any reason): (A) a reduction in the Founder’s title from Chief Executive Officer or the material reduction in Founder’s authority, duties or responsibilities as in effect as of the date hereof, including without limitation the appointment of any other executive to the Corporation having equal or greater authority, duties or responsibilities than the Founder; a requirement that the Founder report to any person(s) other than the Board of Directors or a committee thereof; the termination of persons reporting directly to the Founder by resolution of the Board, in which the Founder did not consent to such resolution; or a material reduction in the proportion of the Corporation’s budget over which the Founder has authority; or (B) any action or inaction that constitutes a material breach by the Corporation of any agreement between the Corporation and the Founder, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to the Corporation from the Founder.
(g)“Effective Date” shall mean April 1, 2021.
(h)“Independent Directors” shall mean the members of the Board of Directors designated as independent directors in accordance with the requirements of any national securities exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.
(i)“Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or Convertible Securities (as defined above).
(j)“Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity or is otherwise entitled to elect a majority of the members of the board of directors, or entitled to appoint or act as the governing body, of such entity.
(k)“Permitted Entity” shall mean with respect to a Qualified Shareholder: (a) a Permitted Trust solely for the benefit of (without taking into account provisions commonly referred to as “common disaster,” “remote contingent disposition” or “ultimate contingent disposition” provisions or similar provisions, unless and until such provisions actually become operative to the current benefit of the beneficiaries designated therein) (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, (3) one or more Permitted Foundations of such Qualified Shareholder, and/or (4) any other Permitted Entity of such Qualified Shareholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, or (3) any other Permitted Entity of such Qualified Shareholder.
(l)“Permitted Foundation” shall mean with respect to a Qualified Shareholder: a trust or private non-operating organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as such Qualified Shareholder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Shareholder.
(m)“Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Shareholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Qualified Shareholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.
(n)“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(i)by a Qualified Shareholder to (A) one or more Family Members of such Qualified Shareholder, (B) any Permitted Entity of such Qualified Shareholder, (C) any Permitted Foundation of such Qualified Shareholder, or (D) any Permitted IRA of such Qualified Shareholder; or

(ii)by a Permitted Entity, Permitted Foundation or Permitted IRA of a Qualified Shareholder to (A) such Qualified Shareholder or one or more Family Members of such Qualified Shareholder, or (B) any other Permitted Entity of such Qualified Shareholder.
(o)“Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
(p)“Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Shareholder, (ii) a Family Member of such Qualified Shareholder, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(q)“Qualified Shareholder” shall mean: (a) the record holder of a share of Class B Common Stock as of the Effective Date; (b) the initial record holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Date pursuant to the exercise or exchange or conversion of any Option or Convertible Security that, in each case, was outstanding as of the Effective Date; (c) each natural person who, prior to the Effective Date, Transferred shares of Class B Common Stock of the Corporation to a Permitted Entity, Permitted Foundation or Permitted IRA that is or becomes a Qualified Shareholder; (d) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity, Permitted Foundation or Permitted IRA that is or becomes a Qualified Shareholder; and (e) a Permitted Transferee.
(r)“Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), which transfer, to the fullest extent permitted by law, may be initiated by the Corporation to a Corporation-sponsored brokerage account pursuant to an opt-in or opt-out notice provided by the Corporation to the holders of Class B Common Stock in connection with the initial listing of the Corporation’s equity securities on any national securities exchange, or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5 of Article V:
(i)the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of shareholders;
(ii)entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iii)entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;
(iv)the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee (including the exercise of any proxy authority granted pursuant to such pledge) shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(v)the fact that, as of the Effective Date or at any time after the Effective Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer;
(vi)entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(vii)any redemption, purchase or acquisition by the Corporation of a share of Class B Common Stock and any subsequent reissuance by the Corporation of such share; or
(viii)in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, Permitted Foundation or Permitted IRA, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity (including on account of operation of provisions commonly referred to as “common disaster,” “remote contingent disposition” or “ultimate contingent disposition” provisions or similar provisions to the current benefit of beneficiaries designated therein, unless, for the avoidance of doubt, such beneficiaries are solely (1) the Qualified Shareholder of such Permitted Entity, (2) one or more Family Members of the Qualified Shareholder of such Permitted Entity, (3) one or more Permitted Foundations of the Qualified Shareholder of such Permitted Entity, and/or (4) any other Permitted Entity of the Qualified Shareholder of such Permitted Entity), Permitted Foundation or Permitted IRA or (ii) an entity that is a Qualified Shareholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the Effective Date, of a majority of the voting power of the voting securities or securities that otherwise entitle a party to elect a majority of the members of the board of directors or governing body, of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Date, holders of voting securities of any such entity or Parent of such entity.
(s)“Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
6.Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.
7.Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Formation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such shares of Class B Common Stock shall automatically be converted to Class A Common Stock, on a one to one basis.
8.Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite shareholder approval of any necessary amendment to this Certificate of Formation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
9.Determinations by the Board of Directors. In case of an ambiguity in the application of any provision set forth in this Article V or in the meaning of any term or definition set forth in this Article V, the Board of Directors, or a committee thereof, shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the shareholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.
ARTICLE VI: AMENDMENT OF BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole

Board; provided, however, that during the period commencing immediately following a Staggered Board Start Date and ending upon the next Staggered Board End Date, the affirmative vote of all the directors then in office shall be required for the Board to amend or adopt a provision inconsistent with Section 1.12.1(a) or Section 1.12.3 of Article I of the Bylaws. For purposes of this Certificate of Formation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Certificate of Formation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Formation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the shareholders to adopt, amend or repeal any provision of the Bylaws, provided, further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by at least two-thirds (2/3) of the Whole Board and submitted to the shareholders for adoption thereby, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any such provision of the Bylaws. Notwithstanding the foregoing, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Formation, during the period commencing immediately following a Staggered Board End Date and ending upon the next Staggered Board Start Date contemplated by clause (ii) of the definition thereof (if any), the shareholders shall have the power to adopt, amend or repeal any provision of the Bylaws pursuant to the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE VII: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.Director Powers. Except as otherwise provided by the TBOC or this Certificate of Formation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2.Initial Directors. The number of directors constituting the initial Board of Directors is ten (10) and their names and addresses are as follows:

Name	Address
1. Brian Armstrong	One Madison Avenue, Suite 2400, New York NY 10010
2. Marc L. Andreessen	One Madison Avenue, Suite 2400, New York NY 10010
3. Paul Clement	One Madison Avenue, Suite 2400, New York NY 10010
4. Christa Davies	One Madison Avenue, Suite 2400, New York NY 10010
5. Frederick Ernest Ehrsam III	One Madison Avenue, Suite 2400, New York NY 10010
6. Kelly A. Kramer	One Madison Avenue, Suite 2400, New York NY 10010
7. Chris Lehane	One Madison Avenue, Suite 2400, New York NY 10010
8. Tobias Lütke	One Madison Avenue, Suite 2400, New York NY 10010
9. Gokul Rajaram	One Madison Avenue, Suite 2400, New York NY 10010
10. Fred Wilson	One Madison Avenue, Suite 2400, New York NY 10010
3.Terms; Removal; Number of Directors; Vacancies and Newly Created Directorships.
3.1Effective upon each Staggered Board Start Date, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively. The terms of office of the directors serving in the inaugural classes of Class I, Class II and Class III, respectively, shall expire at the first, second and third annual meetings of shareholders, respectively, held after such effectiveness, and their successors shall be elected for a term expiring at the third annual meeting following their election, subject to the other provisions of this Article VII. In connection with any Staggered Board Start Date, the Board of Directors is authorized to assign directors already in office to one of the three classes, with such assignment effective at such time as the division of the Board of Directors into classes becomes effective pursuant to this paragraph.
3.2Effective upon a Staggered Board End Date, the division of the directors into three classes shall terminate, provided that directors elected to three-year terms before such termination shall serve the remainder of the terms to which they were elected. Directors elected at an annual meeting of shareholders held after a Staggered Board End Date and before a subsequent Staggered Board Start Date shall be elected at such meeting for a term expiring at the next annual meeting of shareholders following their election.
3.3Except in the event of a removal with or without cause, as applicable, in no event shall the term of any director be shortened by the occurrence of a Staggered Board Start Date or a Staggered Board End

Date. For the avoidance of doubt, each of a Staggered Board Start Date and a Staggered Board End Date may occur more than once.
3.4“Staggered Board End Date” shall mean each of (i) the effectiveness of the initial filing of this Certificate of Formation with the Texas Secretary of State and (ii) the close of business on the first date, after a Staggered Board Start Date, that the Corporation certifies upon the direction of the Board of Directors acting in good faith that the Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees hold directly or indirectly (in street name and as holders of record) a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.
3.5“Staggered Board Start Date” shall mean following any Staggered Board End Date, the close of business on the twentieth (20th) business day after the Corporation certifies upon the direction of the Board of Directors acting in good faith that the Founder and his Permitted Entities, Permitted Foundations, Permitted IRAs and Permitted Transferees cease to hold directly or indirectly (in street name and as holders of record) a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.
3.6Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission.
3.7Directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class, during the period commencing immediately after a Staggered Board End Date and ending upon the next Staggered Board Start Date (if any).
3.8The total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director.
3.9Any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) a majority of the remaining directors then in office, although less than a quorum, or (b) the sole remaining director, in each case to the extent permitted by the TBOC. Any director elected to fill a vacancy in accordance with the preceding sentence shall hold office for the remainder of the unexpired term of the director’s predecessor; provided, however, that a director appointed by the Board of Directors to fill a vacancy resulting from an increase in the number of directors shall serve only until the next election of one or more directors by the shareholders at an annual or special meeting of shareholders or until such director’s earlier death, resignation, disqualification or removal. If a director is appointed by the Board of Directors to fill a vacancy created by the increase in the number of directors and the director was assigned to a class of the Board of Directors that is not otherwise up for re-election at the next annual or special meeting of shareholders, then at such shareholders’ meeting the director shall be included in the slate of nominees for election as directors at such meeting to serve for the remaining term associated with the class that the director was assigned by the Board of Directors. Notwithstanding the first sentence of this Section 3.9 of this Article VII, during the period commencing immediately following a Staggered Board Start Date and ending upon the next Staggered Board End Date, a vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, if filled by the Board of Directors, must be approved by the affirmative vote of all of the directors then in office.
3.10The foregoing provisions of this Section 3 of Article VII shall not apply to any directorship elected separately by one or more classes or series of Common Stock or Preferred Stock hereinafter designated pursuant to Article IV, Section 2.1 unless the terms of such designation so provide.
3.11In case of an ambiguity in the application of any provision set forth in this Section 3 of Article VII or in the meaning of any term or definition set forth in this Section 3 of Article VII (including any such term used in any other provision of this Certificate of Formation), the Board of Directors, or a committee thereof, shall have the power, in its sole discretion, to determine the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the shareholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.
4.Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII: DIRECTOR AND OFFICER LIABILITY
1.Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, unless such director or officer is found liable for (1) a breach of the director or officer’s duty of loyalty to the Corporation or its shareholders, (2) an act or omission not in good faith that (a) constitutes a breach of duty of the director or officer to the Corporation or (b) involves intentional misconduct or a knowing violation of law, (3) a transaction from which the director or officer received an improper personal benefit, or (4) an act or omission for which the liability of a director or officer is expressly provided by an applicable statute. Without limiting the effect of the preceding sentence, if the TBOC is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.
2.Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Formation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE IX: MATTERS RELATING TO SHAREHOLDERS
1.Action by Written Consent of Shareholders. Subject to the preferential or other rights of any holders of Common Stock or Preferred Stock then outstanding, any action required or permitted to be taken at any meeting of the shareholders of the Corporation, may be taken without a meeting if holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, consent thereto in writing or by electronic transmission; provided, however, that during the period commencing immediately following a Staggered Board Start Date and ending upon the next Staggered Board End Date, any action by written consent may only be taken if such written consent is signed by the holders of all then-outstanding shares entitled to vote on such action.
2.Special Meeting of Shareholders. Special meetings of the shareholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, or the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the voting power of all of the Corporation’s then issued and outstanding shares of stock entitled to vote at such special meeting.
3.Advance Notice of Shareholder Nominations and Business Transacted at Special Meetings. Advance notice of shareholder nominations for the election of directors of the Corporation and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of shareholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE X: SEVERABILITY
If any provision of this Certificate of Formation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Formation (including without limitation, all portions of any section of this Certificate of Formation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.
ARTICLE XI: AMENDMENT OF CERTIFICATE OF FORMATION
1.General. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Formation in the manner prescribed by the laws of the State of Texas and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Certificate of Formation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote (but subject to Section 2 of Article IV hereof), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Formation (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 1 of this Article XI, Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X or Article XII (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation, including any Certificate of Designation), shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions. Notwithstanding the foregoing, prior to the Automatic Conversion, and in addition to any other vote required pursuant to this Article XI, the Corporation shall not amend or repeal, or adopt any provision inconsistent with, any provision of this Certificate of Formation relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock, without the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting separately as a single class.
2.Changes to or Inconsistent with Section 3 of Article IV. Notwithstanding any other provision of this Certificate of Formation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Formation (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting as a separate class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XI.
ARTICLE XII: JURY TRIAL WAIVER
Unless the Corporation consents in writing to a jury trial, the Corporation and each shareholder, director, and officer of the Corporation hereby irrevocably and unconditionally waive any right that the Corporation or such person may have to a trial by jury in any legal action, proceeding, cause of action, counterclaim, cross-claim or third-party claim arising out of or relating to any “internal entity claim” as that term is defined in Section 2.115 of the TBOC, and each shareholder agrees that such shareholder’s holding or acquisition of shares of stock of the Corporation or, to the extent permitted by law, options or rights to acquire shares of stock of the Corporation following the adoption of this Certificate of Formation constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.
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Date: December 15, 2025
COINBASE GLOBAL, INC.

By: /s/ Paul Grewal
Name: Paul Grewal
Title: Chief Legal Officer & Secretary